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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                  PACIFIC GULF PROPERTIES TO REDEEM DEBENTURES

NEWPORT BEACH, California (June 23, 1999) - Pacific Gulf Properties Inc. (NYSE:PAG) will redeem $6.5 million of the company's outstanding 8.375% Convertible Subordinated Debentures Due 2001 (AMEX:PAG.A) on August 18, 1999. As of June 15, 1999, an aggregate of approximately $12.1 million in debentures were outstanding.

         Pursuant to the terms of the indenture governing the debentures, Harris Trust Company of California as trustee selected by lot the debentures to be redeemed. Holders of the debentures to be redeemed may elect one of the following alternatives:

         1. Conversion into Common Stock. Prior to 5:00 p.m. (Pacific Daylight Time) on August 18, 1999, holders may convert the debentures into the company's common stock at the rate of
                  53.6986 shares per $1,000 principal amount of debentures. Based on the closing price of the company's common stock on June 18, 1999, 53.6986 shares had a market value of $1,238.42, a 24% premium over the $1,000 principal amount of debentures.

         2. Redemption for Cash. Holders may surrender the debentures called for redemption at the total redemption price of $1,000.70 per $1,000 principal amount of debentures, which includes accrued and unpaid interest through August 18, 1999.

         3. Sale of Debentures. Holders of the debentures have the right to sell their debentures on the open market through their own brokers. However, debentures called for redemption will be redeemed on August 18, 1999 (unless earlier converted), regardless of who holds the debentures.

         The company anticipates that it will call the remaining debentures for redemption before December 31, 1999.

         Further information regarding the debentures may be obtained by contacting the company or Harris Trust Company of California, Corporate Trust Division Administrator, 601 South Figueroa, 49th Floor, Los Angeles, CA 90017, phone: (213) 239-0679.

         Pacific Gulf Properties is a real estate investment trust that owns, develops and manages a growing portfolio of industrial properties targeting small to mid-size tenants in selected high-growth western markets. The company's industrial portfolio includes 72 properties encompassing more than 15.4 million square feet of space. Pacific Gulf also maintains a smaller multifamily portfolio that includes eight rental communities comprising almost 1,500 units designed for the burgeoning population of active seniors age 55 and older. The company is headquartered in Newport Beach, California.

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Forward-looking statements and comments in this press release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Such statements relating to, among other things, events, conditions, prospects and financial trends that may affect the company's future plans of operations, business strategy, growth of operations and financial position are not guarantees of future performance and are necessarily subject to risks and uncertainties, some of which are significant in scope and nature, including without limitation, increased competition, adverse economic trends, increasing interest rates and other factors. Please refer to documents the company files from time to time with the Securities and Exchange Commission, specifically the company's last filed Form 10-K, filed in March of 1999, and Form 10-Q, filed in May of 1999. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in any projections or forward-looking statements contained in this press release.


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